Exhibit A

AGREEMENT

Each of the undersigned hereby consents and agrees to this joint filing to Schedule 13G for Class A Ordinary Shares of Maywood Acquisition Corp. 2.
April 22, 2026
(Date)

WHITEBOX ADVISORS LLC

/s/ Gina Scianni
(Signature)
Gina Scianni Associate General Counsel & Deputy Chief Compliance Officer
(Name/Title)

April 22, 2026
(Date)

WHITEBOX GENERAL PARTNER LLC

/s/ Gina Scianni
(Signature)
Gina Scianni Authorized Signatory
(Name/Title)